Exhibit 99-1

Energy East Corporation Announces Unaudited 2005 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, February 9, 2006, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share from continuing operations for the 12 months ended December 31, 2005, were $1.75 while earnings per share for the quarter ended December 31, 2005, were 43 cents.

Earnings per share from continuing operations, basic for the 12 months ended December 31, 2005, increased 12 cents as compared to earnings per share for the 12 months ended December 31, 2004 of $1.63. The increase in earnings per share was primarily due to higher margins on electric sales and a 3% increase in electric retail deliveries that in aggregate added 38 cents per share, lower stock option expense of 8 cents per share and 4 cents per share from increased natural gas margins. Those increases were partially offset by an earnings decrease of 26 cents per share due to higher operating and maintenance expenses including storm-related repairs and maintenance, increases in bad debt expense and increases in transmission costs. In addition, in December we decided to terminate the operations of our South Glens Falls generating facility and wrote off the assets, reducing our earnings by 4 cents per share. Earnings for 2004 reflect the one-time effects from the sale of the Ginna nuclear power plant and the approval of RG&E's Electric and Natural Gas Rate Agreements that increased earnings 7 cents per share.

Earnings from continuing operations for the fourth quarter of 2005 of 43 cents per share were 5 cents higher than fourth quarter 2004 earnings of 38 cents per share. The increase was primarily due to higher margins on electric sales and an increase in electric deliveries that in aggregate added 16 cents per share, and lower stock option expense of 2 cents per share. Partially offsetting those increases was a decrease in earnings of 11 cents per share resulting from higher operating and maintenance expenses including storm-related repairs and maintenance and an increase in bad debt expense. Earnings were also reduced by 4 cents per share for the write off of the South Glens Falls generating facility described above.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages. We expect to issue audited financial statements in conjunction with the filing of our 2005 Form 10-K on or about February 28, 2006.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Period Ended December 31,	2005	2004	2005	2004

(Thousands, except per share amounts)
Operating Revenues
Utility	$1,327,197	$1,157,797	$4,753,105	$4,330,472
Nonutility	156,192	110,795	545,438	426,220

Total Operating Revenues	1,483,389	1,268,592	5,298,543	4,756,692

Operating Expenses
Electricity purchased and fuel used in generation
Utility	345,346	344,187	1,457,746	1,321,081
Nonutility	102,212	66,925	360,621	249,330
Natural gas purchased
Utility	414,450	295,348	1,161,059	952,806
Nonutility	37,850	23,259	107,755	77,508
Other operating expenses	215,727	197,237	797,015	799,460
Maintenance	52,488	51,914	197,704	173,191
Depreciation and amortization	73,725	70,328	277,217	292,457
Other taxes	61,913	64,425	246,271	252,860
Gain on sale of generation assets	-	-	-	(340,739)
Deferral of asset sale gain	-	(1,997)	-	228,785

Total Operating Expenses	1,303,711	1,111,626	4,605,388	4,006,739

Operating Income	179,678	156,966	693,155	749,953
Other (Income)	(7,800)	(8,202)	(32,904)	(35,497)
Other Deductions	2,293	8,797	8,858	15,803
Interest Charges, Net	74,161	68,402	288,897	276,890
Preferred Stock Dividends of Subsidiaries	283	476	1,474	3,691

Income from Continuing Operations before Income Taxes	110,741	87,493	426,830	489,066
Income Taxes	46,963	31,126	169,997	251,445

Income from Continuing Operations	63,778	56,367	256,833	237,621

Discontinued Operations
Loss from discontinued operations	-	(1,486)	-	(7,109)
Income taxes	-	135	-	1,175

Loss from Discontinued Operations	-	(1,621)	-	(8,284)

Net Income	$63,778	$54,746	$256,833	$229,337

Earnings per Share from Continuing Operations, basic	$.43	$.38	$1.75	$1.63

Earnings per Share from Continuing Operations, diluted	$.43	$.38	$1.74	$1.62

Loss per Share from Discontinued Operations, basic	$-	$(.01)	$-	$(.06)

Loss per Share from Discontinued Operations, diluted	$-	$(.01)	$-	$(.06)

Total Earnings per Share, basic	$.43	$.37	$1.75	$1.57

Total Earnings per Share, diluted	$.43	$.37	$1.74	$1.56

Dividends Paid per Share	$.29	$.275	$1.115	$1.055

Average Common Shares Outstanding, basic	147,125	146,597	146,964	146,305

Average Common Shares Outstanding, diluted	147,701	147,015	147,474	146,713

Energy Delivery Statistics - (Unaudited)

	Three Months		Twelve Months

Periods Ended December 31,	2005	2004	2005	2004

Electricity (thousands of megawatt-hours)
Residential	3,070	2,954	12,601	11,848
Commercial	2,399	2,354	9,805	9,480
Industrial	1,877	1,875	7,334	7,446
Other	586	594	2,279	2,245

Total retail	7,932	7,777	32,019	31,019
Wholesale	2,695	2,145	9,466	7,855

Total	10,627	9,922	41,485	38,874

Natural Gas (thousands of dekatherms)
Residential	23,298	24,512	80,049	82,574
Commercial	7,509	7,222	26,733	26,493
Industrial	1,142	1,319	3,951	4,062
Other	2,447	3,500	11,020	11,276
Transportation of customer-owned gas	20,392	22,787	82,924	84,039

Total retail	54,788	59,340	204,677	208,444
Wholesale	-	1,377	883	1,593

Total	54,788	60,717	205,560	210,037